Exhibit 99.2

(BW)(ACE-LIMITED)(ACE) Mary Cirillo Joins ACE Limited Board of

Directors; Robert Staley Retires From Board

HAMILTON, Bermuda—(BUSINESS WIRE)—May 18, 2006—ACE Limited

(NYSE:ACE) announced today that Mary A. Cirillo has been elected to its Board of Directors, effective immediately. The Company also announced that Robert W. Staley has retired from the Board, effective today upon the completion of his term of service.

Ms. Cirillo has served as an advisor to Hudson Venture Partners, a New York venture capital firm, since 2003 and as Chairman of OPCENTER, a network operations services firm, from 2000-2004. The assignments Ms. Cirillo has held in more than 25 years of financial services experience include Chief Executive Officer of Global Institutional Services at Deutsche Bank, Executive Vice President and Managing Director of Bankers Trust Company and Senior Vice President, Global Relationship Banking Operations and Technology, at Citibank.

Ms. Cirillo currently serves as a director of DealerTrack Holdings, GlobalServe Corporation, Health Care Property Investors, Inc. and Thomson Corporation (Canada). She has also served on the boards of Cisco Systems, Inc., Digital Island, Inc., OPCENTER, LLC and Quest Diagnostics, Inc.

Brian Duperreault, Chairman of ACE Limited, stated: “I am delighted to welcome Mary Cirillo to the Board of Directors of ACE. Mary has an impressive record of accomplishment in the financial services industry, and she has particular expertise with businesses that are based on leading operations and technology. We look forward to her active participation on the ACE Board.

“On behalf of my fellow directors and shareholders, I also want to thank Bob Staley for his 20 years of service on the ACE Board. Bob was one of ACE’s original directors. ACE has benefited greatly from Bob’s leadership as Chairman of the Audit Committee, especially during the last two years. ACE has also benefited greatly from the strategic advice and counsel he has provided over the past two decades. Bob’s leadership and wise counsel will be sorely missed.”

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: http://www.acelimited.com.

CONTACT:    ACE Limited, Hamilton

            Investor Contact:

            Helen M. Wilson, 441-299-9283

            helen.wilson@ace.bm

            or

            Media Contact:

            Robert T. Grieves, 212-827-4444

            robert.grieves@ace-ina.com